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                      February 1, 2021

       Mario Moreno Cortez
       Coordinator of Finance
       GROUP SIMEC SA DE CV
       Calzada L  zaro C  rdenas 601
       Colonia La Nogalera, Guadalajara,
       Jalisco, M  xico 44440

                                                        Re: GROUP SIMEC SA DE
CV
                                                            Form 6-K filed
October 28, 2020
                                                            Form 20-F for the
year ended December 31, 2019
                                                            Filed June 5, 2020
                                                            File No. 1-11176

       Dear Mr. Cortez:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing